As filed with the Securities and Exchange Commission on May 27, 2015

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COUNTY BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-1850431
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

860 North Rapids Road
Manitowoc, Wisconsin	54221
(Address of Principal Executive Offices)	(Zip Code)

COUNTY BANCORP, INC. MANAGEMENT INCENTIVE PLAN

COUNTY BANCORP, INC. 2012 EQUITY INCENTIVE COMPENSATION PLAN

 (Full Title of Plans)

Timothy J. Schneider

President

860 North Rapid Road

Manitowoc, Wisconsin  54221

(920) 686-9998

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

C.J. Wauters

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin  543202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share:
—Outstanding under the County Bancorp, Inc. Management Incentive Plan	25,000 shares	$8.40	$210,000.00(3)	$24.40
—To be issued under the County Bancorp, Inc. 2012 Equity Incentive Compensation Plan	231,059 shares	$19.73	$4,558,794.07 (4)	$529.73
—Outstanding under the County Bancorp, Inc. 2012 Equity	324,151 shares	$13.64	$4,421,419.64(5)	$513.77

Incentive Compensation Plan
TOTAL:	585,210 shares	$9,137,070.14	$1,067.90

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the County Bancorp, Inc. 2012 Equity Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act.
(3)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of the weighted average exercise price of $8.40 per share.
(4)	Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $19.73, the average high and low prices reported on May 21, 2015.
(5)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of the weighted average exercise price of $13.64 per share.

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

County Bancorp, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(2)	The Registrant’s Quarterly Report on Form 10-Q filed for the fiscal quarter ended March 31, 2015.

(3)	The Registrant’s Current Reports on Form 8-K filed on May 20, 2015, May 19, 2015, March 4, 2015, February 18, 2015 and February 10, 2015; and

(4)

The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36808) filed with the Commission on January 13, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of the Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and that is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses, including fees, costs, charges, disbursements, attorney’s fees and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

An officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by a majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by an affirmative vote of disinterested shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or bylaws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, the Registrant has adopted indemnification provisions in its amended and restated bylaws (the “Bylaws”) that closely track the statutory indemnification provisions of the WBCL and certain exceptions.  In particular, Article X of the Bylaws provides, among other things, that the Registrant will indemnify an officer or director, to the extent he or she has been successful on the merits or otherwise in the defense of proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the Registrant.  The Bylaws further provide, among other things, the Registrant shall indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the Registrant, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the Registrant and subject to certain exceptions.

As permitted by Section 180.0857 of the WBCL, the Registrant has purchased director and officer liability insurance that insures the Registrant’s officers and directors, among other things, against certain liabilities that may arise under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index following the Signatures page in this Registration Statement, which such Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on May 27, 2015.

COUNTY BANCORP, INC. (Registrant)

By:    /s/ Timothy J. Schneider

Timothy J. Schneider, President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Schneider and Mark A. Miller, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and/or supplements) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Timothy J. Schneider Timothy J. Schneider	President (Principal Executive Officer)	January 20, 2015

/s/ Gary R. Abramowicz Gary R. Abramowicz	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2015
/s/ William C. Censky William C. Censky	Chairman of the Board and Director	January 20, 2015

/s/ Mark R. Binversie Mark R. Binversie	Director	January 20, 2015

/s/ Carmen L. Chizek Carmen L. Chizek	Director	January 20, 2015

/s/ Lynn D. Davis Lynn D. Davis	Director	January 20, 2015

/s/ Edson P. Foster Edson P. Foster	Director	January 20, 2015

/s/ Wayne D. Mueller Wayne D. Mueller	Director	January 20, 2015

/s/ Andrew J. Steimle Andrew J. Steimle	Director	January 20, 2015

/s/ Kenneth R. Zacharias Kenneth R. Zacharias	Director	January 20, 2015

/s/ Gary J. Ziegelbauer Gary J. Ziegelbauer	Director	January 20, 2015

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COUNTY BANCORP, INC.

(the “Registrant”)

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
4.1	County Bancorp, Inc. Management Incentive Plan	Exhibit 10.12 to the Registrant’s Form S-1 Registration Statement dated November 10, 2014
4.2	2012 Equity Incentive Compensation Plan	Exhibit 10.8 to the Registrant’s Form S-1 Registration Statement dated November 10, 2014

5.1	Opinion of Godfrey & Kahn, S.C.		X

23.1	Consent of CliftonLarsonAllen LLP		X

23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)		X

24	Power of Attorney		Contained in Signature Page to this Registration Statement

E-1